Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 27, 2017	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS

PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $502 thousand or $0.28 per diluted share, for the three months ended September 30, 2017 as compared to $398 thousand or $0.21 per diluted share for the same period in 2016. The $104 thousand increase in net income during the three months ended September 30, 2017 was primarily attributable to a $177 thousand increase in net interest income, a $42 thousand decrease in non-interest expense, and an $11 thousand decrease in the provision for loan losses, which were partially offset by a $15 thousand decrease in non-interest income and a $111 increase in income tax expense. The increase in net interest income during the three months ended September 30, 2017 was attributable to a $448 thousand increase in interest income, which was partially offset by a $271 thousand increase in interest expense. The increase in interest income for the quarter ended September 30, 2017 was primarily attributable to higher average balances of loans outstanding and investment securities as well as higher yields on mortgage backed securities. The higher average balance of loans outstanding was attributable to increased loan originations in excess of repayments, and were funded primarily from repayments on the Company’s Government agency mortgage-backed securities. The increase in the average balance of investment securities was primarily attributable to the purchase of investment grade floating rate corporate bonds which were primarily funded with FHLB advances and deposits. The increase in interest expense during the three months ended September 30, 2017, when compared to the same period in 2016, was primarily attributable to higher market interest rates paid on FHLB short-term advances and FHLB long-term variable rate advances, and higher average balances of FHLB short-term advances, which were partially offset by lower average balances of FHLB long-term fixed and variable rate advances. The decrease in non-interest expense was primarily attributable to decreases in ATM network and telephone expenses in the three months ended September 30, 2017 when compared to the same period in 2016. The decrease in non-interest income was primarily attributable to lower transaction account service charges and an $8 thousand other than temporarily impairment loss on securities for the quarter ended September 30, 2017, when compared to the same period in 2016. The increase in income tax expense for the three months ended September 30, 2017 was primarily due to higher levels of taxable income, when compared to the same period in 2016. The decrease in the provision for loan losses was primarily due to lower average volumes of loans within the land acquisition and development segment in the Company’s loan portfolio partially offset by an increase in the Company’s single-family loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2017 (Unaudited)	June 30, 2017 (Unaudited)
Total assets	$356,085	$351,609
Cash and Cash Equivalents	7,632	2,272
Certificates of Deposits	4,878	10,380
Investment securities available-for-sale	117,492	108,449
Investment securities held-to-maturity	7,512	8,678
Mortgage-backed securities held-to-maturity	125,495	129,321
Net loans receivable	79,329	77,455
Deposits	150,044	145,289
FHLB advances: long-term, fixed-rate	—	10,000
FHLB advances: long-term, variable-rate	—	6,109
FHLB advances: short-term	170,001	155,799
Equity	33,513	33,043
Book value per share – Common Equity	16.69	16.45
Book value per share – Tier I Equity	16.75	16.54
Annualized Return on average assets	0.57%	0.48%
Annualized Return on average equity	6.05%	4.94%
Tier I leverage ratio	9.51%	9.53%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended
	September 30, (Unaudited)
	2017	2016
Interest income	$2,225	$1,777
Interest expense	644	373

Net interest income	1,581	1,404
Provision for loan losses	5	16

Net interest income after provision for loan losses	1,576	1,388
Non-interest income	115	130
Non-interest expense	892	934

Income before income tax expense	799	584
Income taxes	297	186

NET INCOME	$502	$398

EARNINGS PER SHARE:
Basic	$0.28	$0.21
Diluted	$0.28	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,824,878	1,876,160
Diluted	1,824,878	1,876,160